EXHIBIT 10.1

KEYSTAR CORP

February 6, 2023

Mark Thomas

55 SE 6th Street, Apt. 4004

Miami, FL 33131

Re: Supplement to Offer of Promotion

Dear Mark:

This letter will serve as a supplement to the offer letter, dated January 10, 2023, which you received and accepted related to your promotion as the Chief Executive Officer of KeyStar Corp (the “Company”).  On February 1, 2023, the Board of Directors of Company (the “Board”) approved incentives that will be available to you during your employment as Chief Executive Officer.  Below are the details:

1.Within 60 calendar days after the Company has $1,000,000 or more in Gross Gaming Revenue (defined as sports betting handle minus pass through betting wins, plus betting fees), the Board (or its Compensation Committee, if any) will engage at least two executive compensation consultants to provide reports to the Board regarding compensation of Chief Executive Officers of comparable companies.  The Board will timely review and consider such reports in determining potential adjustments to your “Annual Salary.”  Any adjustments will be at the Board’s sole discretion.

2.In the event that the Company receives a sports betting license (or equivalent) in the State of Tennessee, within 30 days after the issue date, you will receive a cash bonus of $50,000.00.

3.For the next 24 months, in each event that Company receives a sports betting license (or equivalent) in a new jurisdiction (other than the State of Tennessee), within 30 days after the issue date, you will receive a cash bonus in an amount equal to the lesser of (a) $100,000, or (b) the product of 0.01% multiplied by the subject jurisdiction’s trailing 12-month sports betting handle (using the most recent 12 months reported by Legal Sports Report (“LSR”) which currently posts such data at www.legalsportsreport.com/sports-betting/revenue/).1  After the 24-month period, the Board (or its Compensation Committee, if any) will review and consider an extension or adjustment to this bonus structure.  Any extensions or adjustments will be at the Board’s sole discretion.

1 For reference, below is an example of the calculation of the cash bonus if a sports betting license was issued now for West Virginia. On February 2, 2023, the data posted by LSR included the sports handle figures for West Virginia for the months of September 2018 to December 2022.  The sports handle reported for January 2022 to December 2022 are therefore the most recent reported 12-month trailing sports handle for West Virginia, and, according to LSR, the sports betting handle during that time totaled $568,918,911.  Accordingly, if a sports betting license was issued now in West Virginia, the cash bonus would be $56,891.89  ($568,918,911 x 0.01%) which is below the $100,000 cap.

4.If the net loss of Company for its 2022-2023 fiscal year, as determined by Company’s Chief Financial Officer, is less than $6,197,719 (the “Benchmark”), you will be eligible for a cash bonus in an amount equal to 8% of the difference of the actual net loss minus the Benchmark.2  The cash bonus will be due within 30 days after the determination of the 2022-2023 fiscal year net loss.

Further, if your employment with Company is terminated without “Cause,” provided that you execute and return a general release of claims to Company (in a form reasonably acceptable to the Company), you will be entitled to a severance through continued payments of your current annual base salary of $380,000 (“Annual Base Salary”) for 6 months.  A change to your title(s) or responsibilities will not constitute a termination without “Cause” if you are offered continued employment in a different role unless the continued employment is offered at a lower Annual Base Salary or unless you are asked to permanently relocate outside of the Miami metro area for work.  For purposes of this document, “Cause” means: (a) gross negligence, recklessness, intentional misrepresentation or willful misconduct by you in the performance of your duties; (b) the commission by you of any act of fraud, embezzlement, theft or other financial dishonesty, or of any felony, or to any crime involving moral turpitude; (c) the breach by you of your Employment Conditions Agreement (or any other replacement agreement); (d) your material violation of state or federal law relating to sexual harassment or other prohibited harassment or discrimination; or (e) your failure to comply with any Company policy of which you had notice.

All other terms and conditions of your employment will remain in effect.  For example, your employment with Company will continue to be “at will.”

No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and the Chairman of Company except that, to the maximum permitted by law, Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Please indicate your acceptance of the supplemental terms detailed in this letter by signing below.

Sincerely,

/s/ Bruce Cassidy_________

Bruce Cassidy

KeyStar, Chairman

ACCEPTED AND AGREED TO:

/s/ Mark Thomas

Mark Thomas

Date: February 6, 2023

2 For reference, below is an example of the calculation of the “Benchmark” cash bonus if the actual net loss for the 2022-2023 fiscal year is a loss of $5,000,000.  The difference from $5,000,000 in loss and the agreed to “Benchmark” of $6,197,719 in loss is $1,197,719. In this scenario, the “Benchmark” cash bonus would be $95,817.52 ($1,197,719 x 8%).